Exhibit 4.7

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS SECURITY IS A GLOBAL REGISTERED SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

TELECOM ITALIA CAPITAL

société anonyme

subscribed corporate capital of Euro 2,336,000 represented by

100,000 shares, nominal value of Euro 23.36 per share, all fully paid,

its Articles of Incorporation were published on October 13, 2000 in the Memorial, Journal Officiel of the Grand Duchy of Luxembourg,

Recueil des Sociétés et Associations

12-14 Boulevard Grande-Duchesse Charlotte L-1330, Luxembourg

R.C.S. Luxembourg B-77.970

$1,000,000,000

SERIES C 6.375% GUARANTEED SENIOR GLOBAL NOTES

DUE NOVEMBER 15, 2033

Payment of Principal, Premium, if any,

and Interest Fully and Unconditionally Guaranteed by

TELECOM ITALIA S.p.A.

No.

TELECOM ITALIA CAPITAL, a company with limited liability (société anonyme) incorporated on September 27, 2000 for an unlimited duration under the laws of the Grand Duchy of Luxembourg (herein called the “Issuer”, which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede

1

& Co., or registered assigns, on November 15, 2033, the aggregate unpaid principal amount shown on the schedule affixed hereto and made a part hereof as endorsed by the Trustee (as defined on the reverse hereof), which amount is on the date hereof $                . In addition, the issuer promises to pay interest on said principal amount from May 15, 2004 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually in arrears on May 15, and November 15 in each year, commencing on November 15, 2004, at the rate of 6.375% per annum until the principal hereof is paid or made available for payment. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be May 1 or November 1 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

Principal paying agent:

JPMorgan Chase Bank

4 New York Plaza 15th Floor

New York, New York 10004

Luxembourg paying agent:

BNP Paribas Luxembourg

10A Boulevard Royal

L-2093 Luxembourg

The Issuer shall pay Additional Amounts as provided in Section 1004 of the Indenture.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof, directly or through an Authenticating Agent, by manual signature of an authorized signatory, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

2

IN WITNESS WHEREOF, the Issuer has caused this instrument to be duly executed manually or in facsimile.

Dated:                         , 2004

TELECOM ITALIA CAPITAL SOCIÉTÉ ANONYME

By:
Name:
Title: Director

CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

JPMorgan Chase Bank

As Trustee

By:
Authorized Officer

Reverse of Series C 6.375% Guaranteed Senior Global Notes due November 15, 2033

This Security is one of a duly authorized issue of securities of the Issuer (the “Securities”), issued and to be issued in one or more series under an Indenture, dated as of October 29, 2003 (the “Indenture”, which term shall have the meaning assigned to it in such instrument), among the Issuer, Telecom Italia S.p.A., a joint stock company established under the laws of the Republic of Italy (herein called the “Guarantor”, which term includes any successor Person under the Indenture referred to herein), and JPMorgan Chase Bank, as Trustee (the “Trustee”, which term includes any other successor trustee under the Indenture), and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Issuer, the Guarantor, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof and shall not be limited in aggregate principal amount.

The Issuer may from time to time, without the consent of the Holders, create and issue further securities having the same terms and conditions as the Securities in all respects (or in all respects except for the issue date, the first payment of interest thereon and/or issue price), so that such further issue shall be consolidated and form a single series with the outstanding Securities or upon such terms as the Issuer may determine at the time of their issue.

The Securities of this series are subject to redemption upon not less than 30 days’ notice by mail, at any time on or after May 15, 2005 as a whole or in part, at the election of the Issuer, at the greater of (x) 100% of their aggregate principal amount plus accrued but unpaid interest to (but excluding) the date fixed for such redemption or (y) a Make-Whole Amount.

The Securities may be redeemed at the option of the Issuer or the Guarantor, in whole but not in part, upon not less than 30 nor more than 60 days’ notice given as provided in the Indenture, at any time at a Redemption Price equal to the principal amount thereof plus accrued interest to the date fixed for redemption if as a result of any change in or amendment to the laws or any regulations or rulings promulgated thereunder of the jurisdiction (or of any political subdivision or taxing authority thereof or therein) in which the Issuer or the Guarantor is incorporated (or in the case of a successor Person to the Issuer or the Guarantor, of the jurisdiction in which such successor Person is organized or any political subdivision or taxing authority thereof or therein) or any change in the official application or interpretation of such laws, regulations or rulings, or any change in the official application or interpretation of, or any execution of or amendment to, any treaty or treaties affecting taxation to which such jurisdiction or such political subdivision or taxing authority (or such other jurisdiction or political subdivision or taxing authority) is a party, which change, execution or amendment becomes effective on or after October 29, 2003 (or, in the case of a successor Person to the Issuer or the Guarantor, the date on which such successor Person became such pursuant to the applicable provisions of the Indenture) (i) the Issuer or the Guarantor (or such successor Person) is or would be required to pay Additional Amounts with respect to the Securities or the Guarantees, respectively, on the next succeeding Interest Payment Date as set forth below or in the Guarantee endorsed hereon or (ii) the Guarantor or any Subsidiary of the Guarantor is or would be required to deduct or withhold tax on any payment to the Issuer to enable the Issuer to make any payment of principal or interest in respect of the Securities and, in each case, the payment of such Additional Amounts in the case of (i) above or such deduction or withholding in the case of (ii) above cannot be avoided by the use of any reasonable measures available to the Issuer, the Guarantor or the Subsidiary.

The Securities may also be redeemed in whole but not in part upon not less than 30 nor more than 60 days’ notice given as provided in the Indenture at any time at a Redemption Price equal to the principal amount thereof plus accrued interest to the date fixed for redemption if the Person formed by a consolidation of the Issuer or the Guarantor or into which the Issuer or the Guarantor is merged or to which the Issuer or the Guarantor conveys, transfers or leases its properties and assets substantially as an entirety is required to pay a Holder additional amounts in respect of any tax, assessment or governmental charge imposed on any such Holder or required to be withheld or deducted from any payment to such Holder as a consequence of such consolidation, merger, conveyance, transfer or lease. However, the Securities may not be redeemed if the sole purpose of such a merger would be to permit such redemption.

Notice of redemption will be given by mail to Holders of Securities, not less than 30 nor more than 60 days prior to the date fixed for redemption, all as provided in the Indenture.

In the event of redemption of this Security in part only, a new Security or Securities of this series and of like tenor for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

The Indenture contains provisions for defeasance at any time of the entire indebtedness of this Security upon compliance by the Issuer or the Guarantor with certain conditions set forth therein, which provisions apply to this Security.

If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture. Upon payment (i) of the principal amount so declared due and payable and (ii) of interest on any overdue principal, premium and interest (in each case to the extent that the payment of such interest shall be legally enforceable), all of the applicable Issuer’s obligations in respect of the payment of the principal of and interest, if any, on the Securities of this series shall terminate.

If any deduction or withholding for any present or future taxes or other governmental charges (including, for the avoidance of any doubt, any increase in the rate of the tax described in clause (5) below) of the Relevant Jurisdiction shall at any time be required by the Relevant Jurisdiction in respect of any amounts to be paid by the Issuer under the Securities, the Issuer will pay to the Holder of this Security, such additional amounts as may be necessary in order that the net amounts paid to such Holder of such Security shall be not less than the amounts specified in such Security to which such Holder is entitled; provided, however, that the Issuer shall not be required to make any payment of additional amounts for or on account of:

(1) any tax or other governmental charge which would not have been imposed but for the existence of any present or former connection between such Holder and the Relevant Jurisdiction (other than the mere holding of a Security and the receipt of payments thereon), including, without limitation, such Holder being or having been a citizen or resident thereof or being or having been present or engaged in trade or business therein or having or having had a permanent establishment therein;

(2) the application of European Directive 2003/48/EC of June 3, 2003, on the taxation of income from savings, as well as any measure adopted according or pursuant to such directive;

(3) any tax or other governmental charge that would not have been imposed but for a failure to comply with any applicable certification, information, identification, documentation or other reporting requirements concerning the nationality, residence, identity or connection with the Relevant Jurisdiction if such compliance is required as a precondition to relief or exemption from such tax or other governmental charge (including without limitation a certification that such Holder is not resident in the Relevant Jurisdiction or an individual resident in a member state of the European Union);

(4) any tax or other governmental charge which would not have been imposed but for a change in law that becomes effective more than 30 days after a payment by the Issuer under the Securities becomes due and payable, or is duly provided for and notice thereof is duly published, whichever occurs later;

(5) any tax or other governmental charge on Holders not resident in Italy imposed pursuant to Italian Law No. 239 of April 1, 1996, as amended, and as supplemented by the Decree of the Ministry of Finance dated January 23, 2002, as amended, listing the states or territories deemed to have a “privileged tax regime” or any superseding Decree replacing or modifying such list of states or territories;

(6) any tax or other governmental charge required to be withheld by any Paying Agent from a payment on a Security, if such payment can be made without such deduction or withholding by any other Paying Agent; or

(7) any combination of items (1), (2), (3), (4), (5) and (6) above.

The foregoing provisions shall apply mutatis mutandis to any withholding or deduction for or on account of any present or future taxes or governmental charges of whatever nature of any jurisdiction in which any successor Person to the Issuer is organized, or any political subdivision or taxing authority thereof or therein. In addition, neither the Issuer nor the Guarantor shall have any obligation to pay Additional Amounts to a Holder that is a fiduciary or partnership or an entity that is not the sole beneficial owner of the payment of the principal or interest on a Security to the extent that the laws of the Relevant Jurisdiction require the payment to be included in the income of a beneficiary or settlor for tax purposes with respect to such fiduciary, a member of such partnership or the beneficial owner who would not have been entitled to the Additional Amounts had such beneficiary, settlor, member or beneficial owner been the Holder of such Security.

Upon request, the Issuer shall provide the Trustee with documentation (which may consist of certified copies of such documentation) satisfactory to the Trustee evidencing the payment of Luxembourg taxes with respect to payment on the Securities. Copies of such documentation shall be made available to the Owners of the Securities or the Paying Agent, as applicable, upon request therefor.

The Issuer shall pay all stamp and other duties, if any, and all documentary stamp or similar taxes, if any, which may be imposed by the Grand Duchy of Luxembourg, or any other governmental entity or political subdivision therein or thereof or any taxing authority of or in any of the foregoing, with respect to the Indenture, the initial issuance of this Security, any transfer of this Security or payment orders relating to this Security. The Issuer shall not assert or claim any exemption available to it in respect of any stamp or other duties, or documentary stamp or similar taxes, which it has agreed to pay under the preceding sentence, if, after the assertion or claiming of such exemption, Holders or Owners of this Security would be liable for such duty or tax.

All references in this Security to principal, premium or interest in respect of any Security shall be deemed to mean and include all Additional Amounts, if any, payable in respect of such principal, premium or interest, unless the context otherwise requires, and express mention of the payment of Additional Amounts in any provision hereof shall not be construed as excluding reference to Additional Amounts in those provisions hereof where such express mention is not made.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Issuer and the Guarantor and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Issuer, the Guarantor and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding of each series to be affected. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Issuer or the Guarantor with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

As set forth in, and subject to, the provisions of the Indenture, no Holder of any Security of this series will have any right to institute any proceeding with respect to the Indenture, the Guarantee endorsed hereon, this Security or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default with respect to the Securities of this series, the Holders of not less than 25% in principal amount of the Outstanding Securities of this series shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, and the Trustee shall not have received from the Holders of a majority in principal amount of the Outstanding Securities of this series a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days; provided, however, that such limitations do not apply to a suit instituted by the Holder hereof for the enforcement of payment of the principal (and premium, if any) or any interest on this Security on or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal of and any premium and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed or to convert this security as provided in the Indenture.

The Securities of this series are issuable only in registered form without coupons in denominations of $1,000 and any integral multiple thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same. As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registerable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Issuer in any place where the principal of and any premium and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Issuer and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

No service charge shall be made for any such registration of transfer or exchange, but the Issuer may require from the Holder hereof payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Issuer, the Guarantor, the Trustee and any agent of the Issuer, the Guarantor or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and none of the Issuer, the Guarantor, the Trustee nor any such agent shall be affected by notice to the contrary.

The Indenture and the Securities shall be governed by and construed in accordance with the laws of the State of New York. For the avoidance of doubt the provisions of Articles 86 to 94-8 of the Luxembourg law on commercial companies of August 10, 1915, as amended, are excluded.

All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

GUARANTEE

For value received, Telecom Italia S.p.A., a joint stock company established under the laws of the Republic of Italy, having its registered office at Piazza degli Affari 2, 20123 Milan, Italy (herein called the “Guarantor”, which term includes any successor Person under the Indenture referred to in the Security upon which this Guarantee is endorsed), hereby fully, unconditionally and irrevocably guarantees to the Holder of the Security upon which this Guarantee is granted and to the Trustee, in its individual and trust capacities, and on behalf of each such Holder the due and punctual payment of the principal of, premium, if any, and interest on such Security (and, if applicable, any Additional Amounts) the due and punctual payment of the sinking fund or analogous payments referred to therein, if any, when and as the same shall become due and payable, whether at the Stated Maturity, by declaration of acceleration, call for redemption or otherwise, according to the terms thereof and of the Indenture referred to therein and the other meeting obligations of the Issuer to the Trustee pursuant to Section 607. In case of the failure of Telecom Italia Capital (the “Issuer”, which term includes any successor Person under such Indenture), punctually to make any such payment of principal, premium, if any, or interest or any sinking fund or analogous payment, the Guarantor hereby agrees to cause any such payment to be made punctually when and as the same shall become due and payable, whether at the Stated Maturity or by declaration of acceleration, call for redemption or otherwise, and as if such payment were made by the Issuer.

The Guarantor hereby further agrees, subject to the limitations and exceptions set forth below, that if any deduction or withholding for any present or future taxes or other governmental charges (including, for the avoidance of doubt, any increase in the rate of the tax described in clause (e) below) of the Relevant Jurisdiction shall at any time be required by the Relevant Jurisdiction in respect of any amounts to be paid by the Guarantor under this Guarantee, then the Guarantor will pay to the Holder of a Security as additional interest such additional amounts as may be necessary in order that the net amounts paid to the Holder of such Security shall be not less than the amounts specified in such Security to which such Holder is entitled; provided, however, that the Guarantor shall not be required to make any payment of additional amounts for or on account of:

(a) any tax or other governmental charge which would not have been imposed but for the existence of any present or former connection between such Holder and the Relevant Jurisdiction (other than the mere holding of a Security and the receipt of payments thereon), including, without limitation, such Holder being or having been a citizen or resident thereof or being or having been present or engaged in trade or business therein or having or having had a permanent establishment therein;

(b) the application of European Directive 2003/48/EC of June 3, 2003, on the taxation of income from savings, as well as any measure adopted according or pursuant to such directive;

(c) any tax or other governmental charge that would not have been imposed but for a failure to comply with any applicable certification, information, identification, documentation or other reporting requirements concerning the nationality, residence, identity or connection with the Relevant Jurisdiction if such compliance is required as a precondition to relief or exemption from such tax or other governmental charge (including without limitation, a certification that

1

such Holder is not resident in the Relevant Jurisdiction or an individual resident in a member state of the European Union);

(d) any tax or other governmental charge which would not have been imposed but for a change in law that becomes effective more than 30 days after a payment by the Guarantor under this Guarantee becomes due and payable, or is duly provided for and notice thereof is duly published, whichever occurs later;

(e) any tax or other governmental charge on Holders not resident in Italy imposed pursuant to Italian Law No. 239 of April 1, 1996, as amended, and as supplemented by the Decree of the Ministry of Finance dated January 23, 2002, as amended, listing the states or territories deemed to have a “privileged tax regime” or any superseding Decree replacing or modifying such list of states or territories;

(f) any tax or other governmental charge required to be withheld by any Paying Agent from a payment on a Security, if such payment can be made without such deduction or withholding by any other Paying Agent; or

(g) any combination of items (a), (b), (c), (d), (e) and (f) above.

The foregoing provision shall apply mutatis mutandis to any withholding or deduction for or on account of any present or future taxes or governmental charges of whatever nature of any jurisdiction in which any successor Person to the Guarantor is organized, or any political subdivision or taxing authority thereof or therein. In addition, neither the Issuer nor the Guarantor shall have any obligation to pay Additional Amounts to a Holder that is a fiduciary or partnership or an entity that is not the sole beneficial owner of the payment of the principal or interest on a Security to the extent that the laws of the Relevant Jurisdiction require the payment to be included in the income of a beneficiary or settlor for tax purposes with respect to such fiduciary, a member of such partnership or the beneficial owner who would not have been entitled to the Additional Amounts had such beneficiary, settlor, member or beneficial owner been the Holder of such Security.

The Guarantor hereby agrees that its obligations hereunder shall be as if it were principal debtor and not merely surety, and shall be absolute, full and unconditional, irrespective of, and shall be unaffected by, any invalidity, irregularity or unenforceability of such Security or such Indenture, any failure to enforce the provisions of such Security or such Indenture, or any waiver, modification or indulgence granted to the Issuer with respect thereto, by the Holder of such Security or the Trustee or any other circumstance which may otherwise constitute a legal or equitable discharge of a surety or guarantor; provided, however, that, notwithstanding the foregoing, no such waiver, modification or indulgence shall, without the consent of the Guarantor, increase the principal amount of such Security, or increase the interest rate thereon, or increase any premium payable upon redemption thereof, or alter the Stated Maturity thereof, or increase the principal amounts of any Original Issue Discount Security that would be due and payable upon a declaration of acceleration of the Maturity thereof pursuant to Section 502. The Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of merger or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest or notice with respect to such Security or the indebtedness evidenced

2

thereby or with respect to any sinking fund or analogous payment required under such Security and all demands whatsoever, and covenants that this Guarantee will not be discharged except by payment in full of the principal of, premium, if any, and interest on such Security.

The Guarantor shall be subrogated to all rights of the Holder of such Security and the Trustee against the Issuer in respect of any amounts paid to such Holder by the Guarantor pursuant to the provisions of this Guarantee; provided, however, that the Guarantor shall not be entitled to enforce, or to receive any payments arising out of or based upon such right of subrogation until the principal of, premium, if any, and interest on all outstanding Securities of the same series issued under such Indenture shall have been paid in full.

No reference herein to such Indenture and no provision of this Guarantee or of such Indenture shall alter or impair the guarantee of the Guarantor, which is absolute and unconditional, of the due and punctual payment of the principal of, premium, if any, and interest on, and any sinking fund or analogous payments with respect to, the Security upon which this Guarantee is endorsed.

The obligations of the Guarantor under this Guarantee shall, without any further act or thing being required to be done or to occur, extend to the obligations of any successor Person who is not the Guarantor arising in respect of the Securities by virtue of a substitution pursuant to the Indenture.

This Guarantee shall not be valid or obligatory for any purpose until the certificate of authentication of such Security shall have been manually executed by or on behalf of the Trustee under such Indenture.

All terms used in this Guarantee which are defined in such Indenture shall have the meanings assigned to them in such Indenture.

The Guarantee shall be governed by and construed in accordance with the laws of the State of New York. For the avoidance of doubt, the provisions of Articles 86 to 94-8 of the Luxembourg law on commercial companies of August 10, 1915, as amended, are hereby excluded and shall not be applicable.

Claims against the Issuer and the Guarantor for payment of principal in respect of the Indenture shall be prescribed unless made within ten years from the date of payment of the relevant series of securities.

Executed and dated the date on the face hereof.

TELECOM ITALIA S.p.A.

By:
Name:
Title:

3

SCHEDULE OF AGGREGATE UNPAID PRINCIPAL AMOUNT

The initial principal amount of this Security shall be $            . The following decreases/increases in the principal amount of this Security have been made:

Date of Decrease/ Increase	Decrease in Principal Amount	Increase in Principal Amount	Total Principal Amount Following such Decrease/Increase	Notation Made by or on Behalf of Trustee

1